UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




                                  Date of Report
                     (Date of earliest event reported): January 27, 2000



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




       State of Incorporation                IRS Employer Identification No.
           Delaware                                    06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated January 27, 2000, regarding its financial results for the period ended December 31, 1999, including consolidated statements of income and selected segment data for the three and twelve months ended December 31, 1999 and 1998, and consolidated balance sheets at December 31, 1999, September 30, 1999 and December 31, 1998, are attached.



Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

   Exhibit                        Description
   -------                        -----------

     (1)         Pitney Bowes Inc. press release dated January 27, 2000.





                                  Signatures
                                  ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                PITNEY BOWES INC.




January 31, 2000




               /s/ B. P. Nolop
               -----------------------------
               B. P. Nolop
               Vice President and Chief Financial Officer
               (Principal Financial Officer)



               /s/ A. F. Henock
               -----------------------------
               A. F. Henock
               Vice President - Controller
               and Chief Tax Counsel
               (Principal Accounting Officer)

                                       (1)
                                                         Exhibit 1


                   PITNEY BOWES REPORTS RECORD FOURTH QUARTER
                              AND YEAR-END RESULTS

Fourth Quarter 1999
-------------------
      18% Growth in Diluted EPS from Continuing Operations to 66 cents 7% Revenue Growth to $1.19 Billion
      14.9% Income from Continuing Operations Margin

Full-Year 1999
--------------
      13% Growth in Diluted EPS from Net Income to $2.34
      8% Revenue Growth to $4.43 Billion
      Operating Profit Exceeds $1 Billion for the First Time on 15% Growth Nearly $1 Billion in Cash Generated from Operations


Stamford, Conn., January 27, 2000 -- Pitney Bowes Inc. (NYSE: PBI) today announced record fourth-quarter performance featuring a seven-percent increase in revenue to $1.19 billion up from $1.11 billion in 1998 and an 18-percent increase in diluted earnings per share from continuing operations to 66 cents. Income from continuing operations rose 15 percent to $177.1 million. Net income grew nine percent to $178.1 million and diluted earnings per share grew 13 percent.
      The Company additionally reported record 1999 performance, which included an eight-percent increase in full-year revenue to $4.43 billion and a 25 percent increase in diluted earnings per share from continuing operations to $2.42. Full-year income from continuing operations rose 22 percent from the prior year to $659.2 million. The full-year results include the one time, after-tax net settlement of $29.5 million received from the U.S. Postal Service in the third quarter of 1999. Diluted earnings per share from net income, increased 13 percent to $2.34 on income of $636.2 million, which is an increase of 10 percent above the prior year. Cash generated from operations was $981 million for the year, a 27 percent increase over 1998.

                                       (2)

      The Company also announced that it has received approximately $490 million from the sale of its mortgage servicing subsidiary, Atlantic Mortgage & Investment Corporation (AMIC) to ABN AMRO North America, which closed earlier this month. Financial results for 1999 and 1998 have been restated to exclude AMIC from continuing operations.
      Pitney Bowes Chairman and CEO, Michael J. Critelli, commented, "I am pleased that our focus on customers' messaging needs yielded yet another year of strong revenue growth and the fifth consecutive year of double-digit diluted earnings per share growth from continuing operations. By extending our product offerings with value-added software and services and improving the customer experience by redesigning our business processes, we continue to enhance the return on the assets deployed in the business. The resulting cash from operations, when combined with the $490 million from the sale of AMIC, will provide us with additional flexibility as we invest for growth in 2000."
      Turning to the quarter, Mr. Critelli noted, "Our success has not only been driven by having superior products and services that meet customers' messaging needs, but also by our investment in web-enabling systems and processes that help to improve customer acquisition, sales effectiveness and operating productivity. As a result of these and other initiatives, net margins improved when compared to the previous year, and we expect this trend to continue."
      As previously announced, the Company is in the midst of an 11.6 million share repurchase program. During the fourth quarter, the Company repurchased approximately 1.5 million shares on the open market, bringing the total to approximately 7.4 million shares repurchased throughout 1999. Additionally, the Board of Directors implemented two actions to enhance total shareholder value:
  o An 11.8 percent increase in the dividend on common stock to $1.14 per share, marking the eighteenth consecutive year of double-digit increases
  o An additional authorization to repurchase four million shares of common stock for a total authorization of 8.2 million shares

                                      (3)

      The Mailing and Integrated Logistics Segment includes revenues and related expenses from the rental, sale and financing of mailing and shipping equipment, related supplies and service, and software. Mailing and Integrated Logistics revenue grew eight percent in the quarter with a 19 percent increase in operating profit.
      Once again, the demand for software-enabled production mail systems, which process complex marketing, statement and billing applications, helped fuel the revenue growth for the sector. International results were also strong as the Company benefited from meter migration opportunities related to Euro conversion in Germany and technology transition opportunities in Canada and the United Kingdom. Customers continued to take advantage of the attractive financial alternatives offered them as part of a complete solution for their messaging needs. They can gain easy access to postage 24 hours a day, 7 days a week through Postage-by-Phone(TM) and pay for postage through credit products such as Purchase PowerSM, or advance deposit, interest-paying accounts via Postal PrivilegeSM.
      The Office Solutions Segment includes Pitney Bowes Office Systems and Pitney Bowes Management Services. Fourth quarter performance in this segment included three-percent revenue growth and a six-percent decline in operating profit. Excluding the impact of currency, operating profit would have grown two percent. The segment's operating profit was impacted by the recent sharp and rapid rise in the value of the yen, the longer selling cycles of national accounts, and the costs associated with transitioning to renting copiers, consistent with our strategy of acquiring Fortune 1000 customers. In fact, the Company recently added copier as a preferred supplier to three Fortune 1000 companies.
      During the quarter, Pitney Bowes Management Services (PBMS) revenues were flat while operating profits increased at a double-digit percentage rate, driven by programs designed to improve the profitability of customer contracts while increasing service levels. In the fourth quarter, PBMS booked its highest net new business since the third quarter of 1998.
      Office Systems, featuring the copier and facsimile product lines, grew revenues four percent for the quarter. The copier business posted excellent rental revenue growth as the business continued the transition to digital, networked solutions and a focus on selling to national and major accounts. Ongoing price pressures in the market and lower supplies revenues impacted facsimile revenues.

                                      (4)

      The Capital Services Segment includes primarily asset- and fee-based income generated by large ticket external assets. During the quarter, the segment's revenue increased by 16 percent while its operating profit decreased by six percent. The Company continued its strategic shift to fee-based income by lowering the asset base. Excluding the Capital Services Segment, the Company's revenue also grew seven percent for the quarter.
      Commenting on the year, Mr. Critelli stated, "1999 was an excellent year of profitability and growth where Pitney Bowes benefited from strong demand for a wide variety of products and services that help businesses of all sizes meet their mail and messaging needs. The Paragon(TM) and Galaxy(TM) multifunctional mail finishing systems were in high demand by mid- to high-volume mailers looking for enhanced operational efficiency. The customer acquisition and retention needs of businesses of all kinds, including e-businesses, stimulated the demand for targeted direct marketing mail. Mailers at the high-end of the market turned to the customized software, equipment and systems integration services provided by our Production Mail and Document Factory Solutions business. We provide that same ability to produce professional, tailored one-to-one marketing documents for the mid-volume user through our unique Mail Creation solutions such as the DocuMatch(TM), a networked, integrated mail preparation system.
      "Additionally, our shipping and logistics business has experienced superior growth in revenue and operating profit because of the growing needs of all businesses, including e-tailers, to select and manage the most efficient and cost-effective way to fulfill customer orders.
      "Our international operations enjoyed excellent growth in revenue and profitability during the year led by focused sales management and cost controls, plus meter migration mandates in several countries.
      "As a result, during the past year Pitney Bowes was able to grow its revenue by eight percent, its operating profit by 15 percent and deliver 19 percent growth in diluted earnings per share from continuing operations, even when the $29.5 million net after-tax settlement with the U.S. Postal Service is excluded."
      Mr. Critelli concluded, "Looking toward 2000, we will benefit not only from the drivers of growth in 1999, but from the explosive growth of the 'new economy.' E-commerce and the Internet are expanding customers' options for business transactions, adding e-tail to traditional retail transactions. The opportunity is to participate in both a greater volume of transactions and a greater part of the transaction cycle, from customer acquisition/retention, order fulfillment and product delivery, to bill presentment and payment.

                                      (5)


      "Our e-business initiatives will leverage the explosive growth of the Internet by creating new revenue opportunities in both the business-to-business and business-to-consumer market places, as well as creating efficient e-business models which leverage our cost structure. Central to defining our total e-business strategy is our extensive expertise in understanding the value proposition for customers in the business messaging and logistics marketplace. PBI is positioned to be a significant participant in the commercially-viable segments of these emerging markets by employing the following guiding principles:
   o PBI will web-enable all of our two million plus customers
   o PBI will achieve seamless interaction with our customers through multiple distribution channels and touch points
   o PBI will approach developing segments utilizing a scalable investment strategy
   o PBI will leverage the four critical components that spell competitive success on the Internet
     - Customer Base
     - Brand Recognition
     - Intellectual Property
     - Investment Capital
      "New and developing e-commerce companies must use significant investment capital to grow customer base, build brand recognition and develop technology. Pitney Bowes will exploit its already substantial advantage in these areas to compete and win in targeted market segments.
      "In summary, the transaction cycle is changing the new e-commerce world, but properly positioned companies like Pitney Bowes can use these opportunities to enrich product and services offerings."
      Fourth quarter 1999 revenue included $594.0 million from sales, up six percent from $562.2 million in the fourth quarter of 1998; $451.6 million from rentals and financing, up 10 percent from $411.3 million; and $142.5 million from support services, up five percent from $135.8 million.
      Fourth quarter 1999 net income was $178.1 million, or 66 cents per diluted share, compared to $163.1 million, or 59 cents per diluted share, in 1998. There was no income from AMIC in the fourth quarter 1999 compared to $8.5 million in net income, or three cents per diluted share, in 1998.

                                      (6)


      For the full year, revenue was $4.43 billion, up eight percent from $4.09 billion in 1998; and net income in 1999 was $636.2 million, or $2.34 per diluted share, compared to $576.4 million, or $2.06 per diluted share in 1998. The full year net income included $22.9 million in net losses from discontinued operations, or eight cents per diluted share, compared to $33.9 million in net income or twelve cents per diluted share, in 1998.

      Pitney Bowes is a global provider of informed mail and messaging management. For more information about the Company visit www.pitneybowes.com.
                                                         --------------------
      The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors including timely development and acceptance of new products, gaining product approval, successful entry into new markets, changes in interest rates, and changes in postal regulations, as more fully outlined in the Company's 1998 Form 10-K Annual Report and subsequent Form 8-K current report filed with the Securities and Exchange Commission.

                                           # # #

Note: Consolidated statements of income for the three and twelve months ended December 31, 1999 and 1998, and consolidated balance sheets at December 31, 1999, September 30, 1999 and December 31, 1998 are attached.

                                Pitney Bowes Inc.
                        Consolidated Statements of Income
                        ---------------------------------

(Dollars in thousands, except per share data)
                                                           (Unaudited)
                                                   Three Months Ended December 31,        Twelve Months Ended December 31,
                                                ------------------------------------    ------------------------------------
                                                         1999                  1998              1999                  1998
                                                --------------        --------------    --------------       ---------------
Revenue from:
    Sales                                        $    593,953          $    562,236     $   2,180,255         $   1,993,546
    Rentals and financing                             451,618               411,341         1,696,952             1,581,866
    Support services                                  142,456               135,788           555,401               515,503
                                                --------------        --------------    --------------       ---------------
            Total revenue                           1,188,027             1,109,365         4,432,608             4,090,915
                                                --------------        --------------    --------------       ---------------

Costs and expenses:
    Cost of sales                                     316,564               298,918         1,220,124             1,146,404
    Cost of rentals and financing                     123,487               109,380           469,912               419,123
    Selling, service and administrative               409,727               396,261         1,519,349             1,443,080
    Research and development                           30,193                27,411           108,900               100,806
    Other income                                            -                     -           (49,574)                    -
    Interest, net                                      45,631                41,689           179,325               156,898
                                                --------------        --------------    --------------       ---------------

           Total costs and expenses                   925,602               873,659         3,448,036             3,266,311
                                                --------------        --------------    --------------       ---------------

Income from continuing operations
    before income taxes                               262,425               235,706           984,572               824,604

Provision for income taxes                             85,322                81,121           325,413               282,092
                                                --------------        --------------    --------------       ---------------

Income from continuing operations                     177,103               154,585           659,159               542,512
Discontinued operations                                 1,020                 8,519           (22,947)               33,882
                                                --------------        --------------    --------------       ---------------

Net income                                       $    178,123          $    163,104      $    636,212         $     576,394
                                                ==============        ==============    ==============       ===============

Basic earnings per share
    Continuing operations                        $       0.67          $       0.57      $       2.47         $        1.98
    Discontinued operations                                 -                  0.03             (0.09)                 0.12
                                                --------------        --------------    --------------       ---------------
    Net income                                   $       0.67          $       0.60      $       2.38         $        2.10
                                                ==============        ==============    ==============       ===============

Diluted earnings per share
    Continuing operations                        $       0.66          $       0.56      $       2.42         $        1.94
    Discontinued operations                                 -                  0.03             (0.08)                 0.12
                                                --------------        --------------    --------------       ---------------
    Net income                                   $       0.66          $       0.59      $       2.34         $        2.06
                                                ==============        ==============    ==============       ===============

Average common and potential common
    shares outstanding                            268,775,741           276,722,479       272,006,143           279,656,603
                                                ==============        ==============    ==============       ===============



                                               Pitney Bowes Inc.
                                          Consolidated Balance Sheets
                                          ---------------------------


(Dollars in thousands, except per share data)

                                                                           (Unaudited)
Assets                                                        12/31/99         9/30/99          12/31/98
------                                                     -----------     -----------       -----------
Current assets:
     Cash and cash equivalents                             $   254,270     $   152,057       $   125,684
     Short-term investments, at cost which
         approximates market                                     2,414             873             3,302
     Accounts receivable, less allowances:
         12/99 $28,716  9/99 $25,493  12/98 $24,665            432,224         404,720           382,406
     Finance receivables, less allowances:
         12/99 $48,056  9/99 $43,147  12/98 $51,232          1,779,696       1,560,641         1,400,786
     Inventories                                               257,452         242,678           266,734
     Other current assets and prepayments                      128,662         131,433           330,051
     Net assets of discontinued operations                     487,856         137,869                 -
                                                           -----------     -----------       -----------

           Total current assets                              3,342,574       2,630,271         2,508,963
                                                           -----------     -----------       -----------

Property, plant and equipment, net                             484,181         473,558           477,476
Rental equipment and related inventories, net                  810,788         825,946           806,585
Property leased under capital leases, net                       11,140           3,097             3,743
Long-term finance receivables, less allowances:
         12/99 $56,665  9/99 $57,197  12/98 $79,543          1,907,431       1,925,891         1,999,339
Investment in leveraged leases                                 969,589         979,910           827,579
Goodwill, net of amortization:
         12/99 $54,848  9/99 $53,057  12/98 $47,514            226,764         227,507           222,980
Other assets                                                   470,205         495,998           814,374
Net assets of discontinued operations                                -         319,248                 -
                                                           -----------     -----------       -----------

Total assets                                               $ 8,222,672     $ 7,881,426       $ 7,661,039
                                                           ===========     ===========       ===========

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
     Accounts payable and accrued liabilities              $   915,826     $   825,622       $   898,548
     Income taxes payable                                      255,201         230,347           194,443
     Notes payable and current portion of
         long-term obligations                               1,320,332       1,315,316         1,259,193
     Advance billings                                          381,405         374,512           369,628
                                                           -----------     -----------       -----------

           Total current liabilities                         2,872,764       2,745,797         2,721,812
                                                           -----------     -----------       -----------

Deferred taxes on income                                     1,082,019       1,061,686           920,521
Long-term debt                                               1,997,856       1,847,808         1,712,937
Other noncurrent liabilities                                   334,423         348,292           347,670
                                                           -----------     -----------       -----------

           Total liabilities                                 6,287,062       6,003,583         5,702,940
                                                           -----------     -----------       -----------

Preferred stockholders' equity in a
     subsidiary company                                        310,000         310,000           310,097

Stockholders' equity:
     Cumulative preferred stock, $50 par value,
         4% convertible                                             29              29                34
     Cumulative preference stock, no par value,
         $2.12 convertible                                       1,841           1,901             2,031
     Common stock, $1 par value                                323,338         323,338           323,338
     Capital in excess of par value                             17,382          10,330            16,173
     Retained earnings                                       3,437,185       3,326,639         3,073,839
     Accumulated other comprehensive income                    (93,015)        (93,456)          (88,217)
     Treasury stock, at cost                                (2,061,150)     (2,000,938)       (1,679,196)
                                                           -----------     -----------       -----------

           Total stockholders' equity                        1,625,610       1,567,843         1,648,002
                                                           -----------     -----------       -----------

Total liabilities and stockholders' equity                 $ 8,222,672     $ 7,881,426       $ 7,661,039
                                                           ===========     ===========       ===========


                                Pitney Bowes Inc.
                          Revenue and Operating Profit
                               By Business Segment
                                December 31, 1999
                                   (Unaudited)
(Dollars in thousands)
                                                                            %
                                            1999            1998         Change
                                        -------------   -------------   --------
Fourth Quarter
--------------

     Revenue
     -------

     Mailing and Integrated Logistics     $  808,923      $  746,382         8%
     Office Solutions                        322,615         314,427         3%
     Capital Services                         56,489          48,556        16%
                                        -------------   -------------   --------

          Total Revenue                   $1,188,027      $1,109,365         7%
                                        =============   =============   ========

     Operating Profit (1)
     --------------------

     Mailing and Integrated Logistics     $  225,125      $  188,408        19%
     Office Solutions                         61,710          65,626        (6%)
     Capital Services                         18,253          19,402        (6%)
                                        -------------   -------------   --------

          Total Operating Profit          $  305,088      $  273,436        12%
                                        =============   =============   ========



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.


                                Pitney Bowes Inc.
                          Revenue and Operating Profit
                               By Business Segment
                                December 31, 1999
                                   (Unaudited)
(Dollars in thousands)
                                                                            %
                                            1999            1998         Change
                                        -------------   -------------   --------
Year Ended December 31
----------------------

     Revenue
     -------

     Mailing and Integrated Logistics     $2,991,449      $2,707,044        11%
     Office Solutions                      1,266,011       1,216,007         4%
     Capital Services                        175,148         167,864         4%
                                        -------------   -------------   --------

          Total Revenue                   $4,432,608      $4,090,915         8%
                                        =============   =============   ========

     Operating Profit (1)
     --------------------

     Mailing and Integrated Logistics     $  798,377      $  660,740        21%
     Office Solutions                        241,437         235,156         3%
     Capital Services                         51,127          51,431        (1%)
                                        -------------   -------------   --------

          Total Operating Profit          $1,090,941      $  947,327        15%
                                        =============   =============   ========



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.